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                                                                     EXHIBIT 5.1

                                 AMENDMENT NO. 1
                     TO AGREEMENT AND PLAN OF REORGANIZATION



      THIS AMENDMENT NO. 1 dated as of October 9, 1997 (this "Amendment") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral Systems, Inc., a Delaware corporation ("Coral"), to amend the Agreement and Plan of Reorganization dated as of September 9, 1997 among such parties (the "Agreement"). Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

                                    RECITALS

      On September 9, 1997, Lightbridge, Acquisition Corp. and Coral entered into the Agreement in order to effect the Merger, pursuant to which, among other things, issued and outstanding shares of Coral Capital Stock would be converted into shares of Lightbridge Common. Under the Agreement, the rates at which shares of Coral Capital Stock would be converted into shares of Lightbridge Common would be based in part upon the Calculation Price, which would equal the average of the last sales prices of Lightbridge Common on the Nasdaq National Market for each of the ten trading days immediately preceding the Closing Date.

      The parties currently contemplate that the Closing Date will occur on or about November 7, 1997. In accordance with its past practice, Lightbridge contemplates that prior to November 7, 1997 it will issue a press release announcing its operating results for the quarter ended September 30, 1997.

      The parties desire to modify the definition of Calculation Price under the Agreement in order to mitigate the effect on the Calculation Price of any change in the market price of Lightbridge Common resulting from Lightbridge's announcement of its operating results for the quarter ended September 30, 1997.

      NOW, THEREFORE, Lightbridge, Acquisition Corp. and Coral hereby agree as follows:

      1. Paragraph (c) of Section 1.4.4 of the Agreement is hereby deleted in its entirety, and the following is substituted therefor:

          "(c) The `Calculation Price' shall equal the average of the last sales prices of Lightbridge Common on the Nasdaq National Market during the period of ten consecutive trading days ending on the first date on which Lightbridge issues any press release with respect to its operating results for the quarter ended September 30, 1997, provided that if such press release shall be issued at a time at which shares of Lightbridge Common are being traded on the Nasdaq National Market, then such ten-day period shall end on the date immediately preceding issue date of such press release. For example, if Lightbridge first issues a press release with respect to such operating results after the closing of trading of Lightbridge Common on the Nasdaq National Market on October 28, 1997, the Calculation Price shall equal the average of the last sales prices of Lightbridge Common on the Nasdaq National Market on October 15, 16, 17, 20, 21, 22, 23, 24, 27 and 28, 1997."

      2. Except as contemplated by the preceding paragraph 1, the provisions of the Agreement shall remain in full force and effect to the same extent as in force and effect prior to the execution and delivery of this Amendment.

                                     * * *
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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    LIGHTBRIDGE, INC.


                                    By:         /s/ PAMELA D.A. REEVE
                                       -----------------------------------------
                                       President and Chief Executive Officer

                                    SEECROSS ACQUISITION CORP.


                                    By:         /s/ PAMELA D.A. REEVE
                                       -----------------------------------------
                                       President

                                    CORAL SYSTEMS, INC.


                                    By:         /s/ TIMOTHY P. HAYES
                                       -----------------------------------------
                                       Executive Vice President